Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

May 4, 2016 and the Prospectus dated August 31, 2015

Registration No. 333-206678

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Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc.

Guarantor:	AmeriCredit Financial Services, Inc.

Trade Date:	May 4, 2016

Settlement Date:	May 9, 2016 (T+3)

Form of Offering:	SEC Registered (Registration No. 333-206678)
_______________________ Terms applicable to Floating Rate Senior Notes due 2019

Aggregate Principal Amount:	$400,000,000

Maturity Date:	May 9, 2019

Public Offering Price:	100%, plus accrued and unpaid interest, if any, from May 9, 2016

Interest Rate Basis:	Three-month LIBOR

Spread to LIBOR:	+145 bps

Interest Payment Dates:	February 9, May 9, August 9 and November 9, commencing on August 9, 2016

Interest Rate Determination:	Three-month LIBOR, determined as of two London business days prior to the settlement date or the relevant interest reset date, as applicable, plus 1.45% per annum

Interest Reset Dates:	Quarterly on February 9, May 9, August 9 and November 9, commencing on August 9, 2016

Day Count Convention:	Actual / 360

Redemption:	The notes shall not be redeemable prior to their maturity

Regular Record Dates:	15 calendar days prior to each interest payment date

Calculation Agent:	Wells Fargo Bank, N.A.

CUSIP / ISIN:	37045X BH8 / US37045XBH89

Joint Book-Running Managers:	Banco Bradesco BBI S.A. Deutsche Bank Securities Inc. Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets, LLC SMBC Nikko Securities America, Inc.

Co-Managers:	BBVA Securities Inc. Scotia Capital (USA) Inc. UniCredit Capital Markets LLC Samuel A. Ramirez & Company, Inc. Siebert Brandford Shank & Co., L.L.C.
_______________________ Terms applicable to 2.400% Senior Notes due 2019

Aggregate Principal Amount:	$1,400,000,000

Final Maturity Date:	May 9, 2019

Public Offering Price:	99.896%, plus accrued and unpaid interest, if any, from May 9, 2016

Benchmark Treasury:	0.875% due April 15, 2019

Benchmark Treasury Yield:	0.886%

Spread to Benchmark Treasury:	T+155 bps

Coupon:	2.400%

Yield to Maturity:	2.436%

Interest Payment Dates:	May 9 and November 9, commencing on November 9, 2016

Day Count Convention:	30 / 360

Optional Redemption:	Make-whole call at T+25 bps

CUSIP / ISIN:	37045X BJ4 / US37045XBJ46

Joint Book-Running Managers:	Banco Bradesco BBI S.A. Deutsche Bank Securities Inc. Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets, LLC SMBC Nikko Securities America, Inc.

Co-Managers:	BBVA Securities Inc. Scotia Capital (USA) Inc. UniCredit Capital Markets LLC Samuel A. Ramirez & Company, Inc. Siebert Brandford Shank & Co., L.L.C.
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Terms applicable to 3.700% Senior Notes due 2023

Aggregate Principal Amount:	$1,200,000,000

Final Maturity Date:	May 9, 2023

Public Offering Price:	99.743%, plus accrued and unpaid interest, if any, from May 9, 2016

Benchmark Treasury:	1.625% due April 30, 2023

Benchmark Treasury Yield:	1.542%

Spread to Benchmark Treasury:	T+220 bps

Coupon:	3.700%

Yield to Maturity:	3.742%

Interest Payment Dates:	May 9 and November 9, commencing on November 9, 2016

Day Count Convention:	30 / 360

Optional Redemption:

Make-whole call at T+35 bps prior to March 9, 2023 (the date that is 2 months prior to the final maturity date)

Par call on or after March 9, 2023 (the date that is 2 months prior to the final maturity date)

CUSIP / ISIN:	37045X BK1 / US37045XBK19

Joint Book-Running Managers:	Banco Bradesco BBI S.A. Deutsche Bank Securities Inc. Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets, LLC SMBC Nikko Securities America, Inc.

Co-Managers:	BBVA Securities Inc. Scotia Capital (USA) Inc. UniCredit Capital Markets LLC Samuel A. Ramirez & Company, Inc. Siebert Brandford Shank & Co., L.L.C.
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The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: Banco Bradesco BBI S.A., Attention: Shinichiro Fukui, 450 Park Avenue, 32nd Floor, New York, New York 10022, tel: (212) 888-9145; Deutsche Bank Securities Inc. toll-free at (800) 503-4611; Goldman, Sachs & Co., 200 West Street, New York, New York 10282, Attention: Prospectus Department, collect at (866) 471-2526, email: prospectus-ny@ny.email.gs.com; BofA Merrill Lynch, Attention: Prospectus Dept., 222 Broadway, New York, New York 10038, email: dg.prospectus_request@baml.com; RBC Capital Markets, LLC, Attention: Debt Capital Markets, telephone: (866) 375-6829, email: usdebtcapitalmarkets@rbccm.com; and SMBC Nikko Securities America, Inc toll-free at (888) 868-6856